EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES JUNE CASH DISTRIBUTION

Dallas, Texas, June 20, 2003 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.169693 per unit, payable on July 15, 2003, to unitholders of record on June 30, 2003. This distribution includes cash receipts related to underlying gas sales volumes of approximately 2,644,000 Mcf, or 88,100 Mcf per day, which were primarily produced in April, an increase from the 2,621,000 Mcf, or 84,500 Mcf per day, pertaining to the May distribution. Four wells are being drilled on the underlying properties. The average gas price was $4.39 per Mcf, a $2.44 decrease from the May distribution average gas price. Budgeted development costs of $750,000 were deducted for this distribution. Production expense for the month was $1,326,000 and overhead was $707,000.

Development Costs

XTO Energy has advised the trustee that it decreased the monthly development cost deduction from $1,000,000 to $750,000 beginning with the June 2003 distribution. This reduced monthly deduction is expected to be maintained through the March 2004 distribution, and is based on the current level of development expenditures and the remaining budget for calendar 2003. The development cost deduction will continue to be evaluated and revised if necessary.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:

Nancy G. Willis

Louis G. Baldwin

Assistant Vice President

Executive Vice President &

Bank of America, N.A.

Chief Financial Officer

(Toll Free)	XTO Energy, Inc.
877/228-5083	817/870-2800
www.hugotontrust.com